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                                                                       Exhibit 5

                        [Sullivan & Cromwell letterhead]





                                                           September 11, 1997



Dime Bancorp, Inc.,
   589 Fifth Avenue,
      New York, New York  10017.


Ladies and Gentlemen:

              In connection with the registration under the Securities Act of 1933 (the "Act") of 21,500,000 shares (the "Securities") of Common Stock, par value $.01 per share, of Dime Bancorp, Inc., a Delaware corporation (the "Company"), issuable in connection with the acquisition by the Company of North American Mortgage Company, a Delaware corporation (the "Acquisition"), and related stock purchase rights (the "Rights") to be issued pursuant to the Stockholder Protection Rights Agreement, dated as of October 20, 1995 (the "Rights Agreement"), between the Company and the First National Bank of Boston, as Rights Agent (the "Rights Agent"), we, as your counsel, have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion. Upon the basis of such examination, we advise you that, in our opinion:

              (1) When the registration statement relating to the Securities and the Rights (the "Registration Statement") has become effective under the Act and the Securities to be issued in connection with the Acquisition have been duly issued and delivered as contemplated by the Registration Statement, the Securities will be validly issued, fully paid and nonassessable.

              (2) Assuming that the Rights Agreement has been duly authorized, executed and delivered by the Rights
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Dime Bancorp, Inc.                                                          -2-


         Agent, then when the Registration Statement has become effective under the Act and Securities have been validly issued and exchanged as contemplated by the Registration Statement, the Rights attributable to the Securities will be validly issued.

              In connection with our opinion set forth in paragraph (2) above, we note that the question whether the Board of Directors of the Company might be required to redeem the Rights at some future time will depend upon the facts and circumstances existing at that time and, accordingly, is beyond the scope of such opinion.

              The foregoing opinion is limited to the General Corporation Law of the State of Delaware, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

              We have relied as to certain matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible.

              We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading "Validity of Dime Common Stock" in the Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

                                            Very truly yours,

                                            /s/ SULLIVAN & CROMWELL